Exhibit 10.64

CONDITIONAL SIGN-ON BONUS AGREEMENT

This Conditional Sign-On Bonus Agreement (the “Agreement”) is entered into by and between Video River Networks, Inc. (including its affiliated companies) (“NIHK”) and Frank I Igwealor (“Candidate”) (collectively, the “Parties”).

1.

Conditional Sign-On Bonus. NIHK agrees to pay Candidate a one-time Conditional Sign-On Bonus of 30,769,230 shares of its common stocks (“Bonus”), subject to all required taxes and withholdings, to be paid effective immediately or upon the date on which NIHK amends its articles of incorporation to increase the number of authorized shares of Common Stock to a number of shares sufficient to permit the payment within thirty (30) days following Candidate’s first day of work for NIHK (“Start Date”). The Parties agree that the Bonus is a vested wage upon receipt that Candidate has earned in its entirety by accepting to be employed by NIHK the Start Date.

2.	Repayment of Bonus. Candidate agrees to repay to NIHK all or a prorated amount of the Bonus, according to the following terms:

(a)	No Repayment Due to Termination of Employment. If Candidate’s employment with NIHK terminates there would be no repayment of the Sign-On Bonus.

(b)

No Repayment Due to Payment of Bonus from Prior Employer. If Candidate is paid a bonus by his prior employer for the second half of the 2019 performance period following the payment of the Bonus hereunder, Candidate shall not repay NIHK any amount of the bonus back to the company.

(c)

Fair Market Value. Although the fair market value of the stock awarded under this agreement is uncertain because the stock is currently trading on the pink sheet and is illiquid.  However, for accounting purposes, NIHK used the stock closing price of $0.0065 on 11/13/2019 to calculate recognition of employment expenses in the amount of $200,000 for this agreement.

3.	No Guarantee of Continued Employment. Nothing in this Agreement guarantees employment for any period of time.

4.

Consent to Offset. Candidate agrees that any repayment due NIHK  under this Agreement may be deducted to the extent permitted by law from any amounts due Candidate from NIHK  at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).

5.

Acknowledgements and Integration. Candidate understands he/she has the right to discuss this Agreement with any individual, and that to the extent desired, he/she has availed himself/herself of this opportunity. Candidate further acknowledges that he/she has carefully read and fully understands the provisions of this Agreement, and that he/she is voluntarily entering into it without any duress or pressure from NIHK. Candidate also understands and acknowledges that this Agreement is the entire agreement between him/her and NIHK  with respect to this subject matter, and Candidate acknowledges that NIHK  has not made any other statements, promises or commitments of any kind (written or oral) to cause Candidate to agree to the terms of this Agreement.

6.

Severability. The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

CANDIDATE/EMPLOYEE	VIDEO RIVER NETWORKS, INC.
(including its affiliated companies)

Signature:	/s/ Frank I Igwealor	By:	Patience C Ogbozor
Printed Name:	Frank I. Igwealor, CPA, JD, CMA, MBA, CFM, MSRM	Title:	President and CEO (60% Controlling Director)
Date:	November 13, 2019	Date:	November 13, 2019

11/13/19 (U.S. and Canada)